MANAGEMENT FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

This Management Fee Waiver and Expense Reimbursement Agreement (the “Agreement”) is made and entered into this 27th day of February, 2010 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Securities Trust (“Securities Trust”) with respect to the Lord Abbett International Core Equity Fund (the “International Core Equity Fund”), Lord Abbett International Dividend Income Fund (“International Dividend Income Fund”), Lord Abbett International Opportunities Fund (the “International Opportunities Fund”), Lord Abbett Micro Cap Growth Fund (“Micro Cap Growth Fund”), Lord Abbett Micro Cap Value Fund (“Micro Cap Value Fund”) and Lord Abbett Value Opportunities Fund (collectively, the “Funds”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	With respect to the International Core Equity Fund, Lord Abbett agrees for the time period set forth in paragraph 7 below to waive all or a portion of its management fee and bear directly and/or reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees, do not exceed an annual rate of 0.77%.

2.	With respect to the International Dividend Income Fund, Lord Abbett agrees for the time period set forth in paragraph 7 below to waive all or a portion of its management fee and bear directly and/or reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees, do not exceed an annual rate of 0.77%.

3.	With respect to the International Opportunities Fund, Lord Abbett agrees for the time period set forth in paragraph 7 below to waive all or a portion of its management fee and bear directly and/or reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees, do not exceed an annual rate of 1.35%.

4.	With respect to the Micro Cap Growth Fund, Lord Abbett agrees for the time period set forth in paragraph 7 below to waive all or a portion of its management fee and bear directly and/or reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees, do not exceed an annual rate of 1.85%.

5.	With respect to the Micro Cap Value Fund, Lord Abbett agrees for the time period set forth in paragraph 7 below to waive all or a portion of its management fee and bear directly and/or reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees, do not exceed an annual rate of 1.85%.

6.	With respect to the Value Opportunities Fund, Lord Abbett agrees for the time period set forth in paragraph 7 below to waive all or a portion of its management fee and bear directly and/or reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees, do not exceed an annual rate of 1.00%.

7.	This Agreement will be effective from February 27, 2010 through February 28, 2011. This Agreement may be terminated only by the Board of Trustees of Securities Trust upon written notice to Lord Abbett.

IN WITNESS WHEREOF, Lord Abbett and the Lord Abbett Securities Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

LORD ABBETT SECURITIES TRUST

By:	/s/ Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel